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                     AMENDMENT TO RIGHTS AGREEMENT


          THIS AMENDMENT between HEI Inc., a Minnesota corporation (the "Company"), and Norwest Bank Minnesota, National Association, a national bank association (the "Rights Agent"), dated as of March 13, 1998 (this "Amendment"), to Rights Agreement dated as of May 27, 1988 (the "Original Agreement") between the Company and Norwest Bank Minneapolis, N.A.

          WHEREAS, the Company and the Rights Agent have entered into the Original Agreement; and

          WHEREAS, the Board of Directors of the Company and the Rights Agent have determined to enter into this Amendment in accordance with Section 27 of the Original Agreement.

          ACCORDINGLY, in consideration of the premises and the mutual agreements herein set forth, the parties hereby agree as follows:

          1. Section 3(a) of the Original Agreement is hereby amended in its entirety to read as follows:

          Section 3.  ISSUE OF RIGHTS CERTIFICATES.

     (a) Until the earlier of (i) the tenth Business Day (or, except as hereinafter provided, such later date as may be determined by action of the Board of Directors of the Company) after the Shares Acquisition Date or (ii) the tenth Business Day (or, except as hereinafter provided, such later date as may be determined by action of the Board of Directors of the Company) after the date

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          of commencement of, or of the first public announcement of the intention of a Person (other than the Company, a Subsidiary of Company, an employee benefit plan of Company or Subsidiary of Company or any entity holding Common Shares for or pursuant to the term of any such plan) to commence a tender or exchange offer the consummation of which would result in any Person becoming the Beneficial Owner of Common Shares aggregating Thirty Percent (30%) or more of the outstanding Common Shares (including any such date which is after the date of this Agreement and prior to the issuance of the Rights, the earlier of such dates being herein referred to as the "Distribution Date"), (x) the Rights will be evidenced (subject to the provisions of paragraph (b) of this Section 3) by the certificates for the Common Shares registered in the names of the holders of the Common Shares (which certificates shall also be deemed to be Rights Certificates) and not by separate Rights Certificates, and (y) the right to receive Rights Certificates will be transferable only in connection with the transfer of Common Shares. Notwithstanding anything stated in clause (i) or (ii) of the immediately preceding sentence, the Distribution Date may not be extended by the Board of Directors of the Company to a date later than the first Business Day after the first Trading Day (as such term is hereinafter defined) on or after the date which would otherwise be the Distribution Date on which the closing price of a Common Share for such Trading Day (as determined pursuant to the second sentence of

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          Section 11(d) hereof) equals or exceeds four times the Purchase
          Price (as such term is hereinafter defined) per one-fourth (1/4) of a full Common Share. As soon as practicable after the Distribution Date, the Company will prepare and execute, the Rights Agent will countersign and the Company (or the Rights Agent, if requested by Company) will transmit by appropriate means to each record holder of Common Shares as of the Close of Business on the Distribution Date, as shown by the records of the Company, at the address of such holder shown on such records, a Rights Certificate, in substantially the form of Exhibit A hereto (a "Rights Certificate"), evidencing one Right for each share of Common Stock so held. As of the Distribution Date, the Rights will be evidenced only by such Rights Certificates.

          The Original Agreement shall remain in full force and effect without amendment except this Amendment and any other amendment made in accordance with Section 27 of the Agreement. All references in the Original Agreement to "this Agreement" or the "Agreement" or "hereof" and all references in this Amendment to the Agreement shall hereafter be deemed to be references to the Original Agreement as amended by this Amendment and any other amendment made in accordance with Section 27 of the Agreement. All terms used in this Amendment that are defined in the Original Agreement but are not defined herein shall have the meanings ascribed to them in the Original Agreement.

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          IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be duly executed as of the day and year first above written.

                                   HEI, Inc.


                                   By /s/ E. W. Courtney
                                     ---------------------------------
                                       Its President
                                          ----------------------------


                                   Norwest Bank Minnesota, National
                                   Association


                                   By /s/ Tammy Brusehaver
                                     ---------------------------------
                                       Its Officer
                                          ----------------------------